Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 12, 2011 with respect to the statement of assets and trust corpus of Enduro Royalty Trust, our report dated May 12, 2011 with respect to the carve out financial statements of Enduro Resource Partners LLC Predecessor, our report dated May 13, 2011 with respect to the consolidated financial statements of Enduro Resource Partners LLC, and our report dated May 11, 2011 with respect to the statements of revenues and direct operating expenses of the Predecessor Underlying Properties, in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-174225) and related Prospectus of Enduro Royalty Trust dated October 14, 2011.

/s/ ERNST & YOUNG LLP

Fort Worth, Texas
October 14, 2011